Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
OF
SIMON WORLDWIDE, INC.
Simon Worldwide, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
The original Certificate of Incorporation of Simon Worldwide, Inc. (formerly known as Cyrk, Inc. and prior to that as Cyrk International, Inc.) was filed with the Secretary of State of Delaware on April 9, 1990. Pursuant to Sections 242 and 245 of the General Corporation Law, this Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation on June 11, 2008, and approved by the stockholders of the Corporation on September 18, 2008. This restatement amends the Corporation’s Certificate of Incorporation and integrates and restates in a single document the original Certificate of Incorporation and all amendments made thereto since the original filing date through and including amendments approved by stockholders on September 18, 2008.
ARTICLE I
The name of the corporation is Simon Worldwide, Inc.
ARTICLE II
The registered office of the Corporation in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, DE  19808, and the name of the Corporation’s registered agent at such address is The Prentice-Hall Corporation System, Inc.
ARTICLE III
The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
The total number of shares of stock which the Corporation shall have the authority to issue is 100,000,000 shares of Common Stock, $.01 par value.

ARTICLE V
The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for creating, defining, limiting and regulating the powers of the Corporation, the directors and the stockholders or one or more classes of the stockholders:
(1)	Except as otherwise required by law, by this Restated Certificate of Incorporation or by the by-laws of the Corporation, as from time to time amended, the business of the Corporation shall be managed by its board of directors which shall have and may exercise all the powers of the Corporation. The board of directors of the Corporation is hereby specifically authorized and empowered from time to time in its discretion to determine the extent, if any, to which and the time and place at which, and the conditions under which any stockholder of the Corporation may examine books and records of the Corporation, other than the books and records now or hereafter required by statute to be kept open for inspection of stockholders of the Corporation.

(2)	Any vote or votes authorizing liquidation of the Corporation or proceedings for its dissolution may provide, subject to the rights of creditors and rights expressly provided for particular classes of series of stocks, for the distribution pro rata among the stockholders of the Corporation of assets of the Corporation, wholly or in part in kind, whether such assets be in cash or other property, and may authorize the board of directors of the Corporation to determine the value of the different assets of the Corporation for the purpose of such liquidation and may divide or authorize the board of directors of the Corporation to divide such assets or any part thereof among the stockholders of the Corporation, in such manner that every stockholder will receive a proportionate amount in value (determined as aforesaid) of cash or property of the Corporation upon such liquidation or dissolution even though even stockholder may not receive a strictly proportionate part of each such asset.
ARTICLE VI
The board of directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal the by-laws of the Corporation, except as such power may be restricted or limited by the General Corporation Law of the State of Delaware.

ARTICLE VII
Section 1. Number, Terms and Election of Directors
Subject to the provisions of Article XII, the number of directors of the Corporation shall be fixed and may be increased or decreased from time to time by the board of directors of the Corporation, but in no case shall the number be less than three nor more than fifteen.
The directors shall be divided into three classes, as nearly equal in number as possible. One class of directors has been initially elected for a term expiring at the annual meeting of stockholders to be held in 1994, another class of directors has been initially elected for a term expiring at the annual meeting of stockholders to be held in 1995 and another class of directors has been initially elected for a term expiring at the annual meeting of stockholders to be held in 1996, with members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at the meeting shall be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following their year of election.
Section 2. Newly Created Directorships and Vacancies.
Subject to the provisions of Article XII, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of an incumbent director.
Section 3. Removal.
Subject to the provisions of Article XII, any director may be removed from office by the stockholders only for cause and only in the following manner. At any annual meeting or special meeting of the stockholders of the Corporation, the notice of which shall state that the removal of a director or directors is among the purposes of the meeting, the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of the directors, voting together as a single class, may remove such director or directors for cause.

ARTICLE VIII
No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability, (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time. Any repeal or modification of this Article VIII shall not increase the personal liability of any director of this Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Corporation existing hereunder prior to the time of such repeal or modification.
ARTICLE IX
The Corporation shall, to the fullest extent permitted from time to time under the General Corporation Law of the State of Delaware, indemnify each of its directors and officers against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in respect of any action, suit or proceeding in which such director or officer may be involved or with which he may be threatened, while in office or thereafter, by reason of his or her actions or omissions in connection with services rendered directly or indirectly to the Corporation during his or her term of office, such indemnification to include prompt payment of expenses in advance of the final disposition of any such action, suit or proceeding.
ARTICLE X
Any amendment, repeal, or other alteration of this Restated Certificate of Incorporation shall require the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, except that any amendment, repeal, or other alteration of Article VII, or of this Article X, or of Article XI shall require the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors and that any amendment, repeal or other alteration of Article XII shall be made in accordance with Section 3 of Article XII. Subject to the foregoing, the Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors, and officers are subject to this reserved power.

ARTICLE XI
Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors, the Chief Executive Officer or the President of the Corporation or by the Secretary within 10 days after receipt of the written request of a majority of the Directors of the Corporation.
ARTICLE XII
The provisions of Sections 1 through 4 of this Article XII shall apply during the period (the “Article XII Effective Period”) commencing on the closing of the recapitalization of the Corporation pursuant to that certain Exchange and Recapitalization Agreement dated June 11, 2008 (the “Recapitalization Agreement”) by and among the Corporation and the investors party thereto (the “Recapitalization”), and terminating upon the earliest to occur of the dissolution and liquidation of the Company after the Termination Date (as defined below), the consummation of a Qualified Offer (as defined in the Recapitalization Agreement) or the consummation of any Business Combination, after which all of the provisions of this Article XII (except for the provisions of Section 1 below) shall terminate in their entirety and be of no further force or effect. A “Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, stock purchase or asset acquisition, of a business (“Target Business”) having, collectively, an aggregate purchase price or fair market value of at least (i) 80% of the Corporation’s net assets at the time of such acquisition, or (ii) Fifteen Million Dollars ($15,000,000). For purposes of this Article XII, the fair market value of the Target Business shall be determined by the Board of Directors in good faith.
Section 1. Recapitalization.
Upon the filing of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the issued and outstanding shares of Series A1 Senior Cumulative Participating Convertible Preferred Stock (including all rights to accrued or declared but unpaid dividends thereon) shall be automatically converted into an aggregate of 37,940,756 shares of Common Stock and the right to receive any accrued or declared but unpaid dividends on the Series A1 Senior Cumulative Participating Convertible Preferred Stock shall be cancelled.
Section 2. Number of Directors; Independent Directors; Removal of Independent Directors.
Notwithstanding the provisions of Article VII above, during the Article XII Effective Period:
A. The number of directors of the Corporation shall be seven (7) members, at least thirty percent (30%) of which, rounded up or down to the nearest director, but at least two of whom (“Independent Directors”) prior to the consummation of a Business

Combination or a Qualified Offer shall be unaffiliated with and independent of (in accordance with Nasdaq Marketplace Code 4200(a)(15)) Overseas Toys, L.P. and its affiliates (collectively “Overseas Toys”); provided that the aggregate number of directors may be increased or decreased from time to time by the board of directors of the Corporation, but in no case shall the number of directors be less than three nor more than fifteen.
B. Any vacancy which causes the number of Independent Directors to be less than that required by this Section 2 prior to the consummation of a Business Combination or a Qualified Offer shall be filled as soon as reasonably practicable after the occurrence of such vacancy by adding additional Independent Directors.
C. Any Independent Director may be removed from office by the stockholders only for “cause” (within the meaning of Section 141(k) of the Delaware General Corporation Law) and only in the following manner: At any annual meeting or special meeting of the stockholders of the Corporation, the notice of which shall state that the removal of one or more Independent Directors is among the purposes of the meeting, the affirmative vote of (i) the holders of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of the directors, and (ii) the holders of at least a majority of the outstanding shares of Common Stock of the Corporation, excluding those owned or controlled, directly or indirectly, by Overseas Toys, or its affiliates, shall be required to remove such Independent Director or Independent Directors for cause.
Section 3. Amendments to Article XII.
     Notwithstanding the provisions of Article X above, any amendment, repeal (other than upon the termination of the Article XII Effective Period as set forth in the first sentence of this Article XII) or other alteration of this Article XII shall require the affirmative vote of (i) the holders of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, and (ii) the holders of at least a majority of the outstanding shares of Common Stock of the Corporation, excluding those owned or controlled, directly or indirectly, by Overseas Toys, or its affiliates.
Section 4. Related Party Transactions, Qualified Offer and Business Combination.
A. The approval of the Board of Directors (including the approval of a majority of the Independent Directors but in any event at least one Independent Director) shall be required for any Business Combination that is a Related Party Transaction (as defined in the Recapitalization Agreement). This paragraph A shall not apply to a Business Combination that is not a Related Party Transaction.
B. In the event that the Corporation does not consummate a Business Combination by the later of (i) December 31, 2010 or (ii) December 31, 2011 in the event that a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed on or prior to December 31, 2010 but the Business Combination was not consummated prior to such time (such later applicable date being referred to as the “Termination Date”), and no Qualified Offer shall have been previously consummated, the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation as soon as reasonably practicable.
C. Notwithstanding the foregoing, the Corporation shall not be required to be dissolved and liquidated if Overseas Toys and/or any affiliate thereof shall have made a Qualified Offer no earlier than one hundred and twenty (120) days and at least sixty (60) days prior to the Termination Date and shall have consummated such Qualified Offer by having purchased all shares of stock properly and timely tendered and not withdrawn pursuant to the terms of the Qualified Offer.
D. Unless and until the earliest to occur of the consummation of a Business Combination or a Qualified Offer or the dissolution or liquidation after the Termination Date, the Corporation may not consummate directly or indirectly any other business combination or any merger, capital stock exchange or stock purchase or any asset acquisition outside the ordinary course of business.

IN WITNESS WHEREOF, the undersigned, acting for and on behalf of the Corporation, has hereunto subscribed his name this 18th day of September, 2008.

/s/ J. Anthony Kouba
J. Anthony Kouba
Chief Executive Officer